Exhibit 10.8

Atlassian Corporation

Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Atlassian Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). The Policy reflects an amendment and restatement of the Atlassian Corporation Plc Non-Employee Director Compensation Policy (the “Plc Policy”), primarily to reflect the assumption of the Plc Policy by the Company, and to provide for an Annual Grant (as defined below) to be made on December 2, 2022 and the assumption of all other obligations of Atlassian Corporation Plc (“Atlassian UK”) thereunder by the Company in connection with the domiciliation of Atlassian UK from the United Kingdom to the United States, effective as of September 30, 2022 (the “Redomicile”), and shall be construed accordingly. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $55,000 for general availability and participation in meetings and conference calls of our Board of Directors.

(b)	Additional Retainers for Chairperson of Committees:

Audit Committee Chairperson:	$20,000

Compensation and Leadership Development Committee Chairperson:	$15,000

Nominating and Corporate Governance Committee Chairperson:	$10,000

(c)	Additional Retainers for Chairperson of the Board: $50,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)

Value. For purposes of this Policy, “Value” means the product of (i) the fair market value of one share of Class A common stock of the Company determined by the closing trading price of the Company’s Class A common stock on the grant date (or, if the grant date is not a trading day, the trading day immediately preceding the grant date), and (ii) the aggregate number of shares pursuant to such award.

(b)

Revisions. The Compensation and Leadership Development Committee (the “Committee”) in its discretion may change or otherwise revise the terms of such awards (including in granting the awards in a form other than as RSUs)

(c)

Equity Grant. On December 2, 2022 and on the date of each annual stockholders meeting (“ASM”) thereafter, each non-employee director who continues as a non-employee director following December 2, 2022 or the applicable ASM, automatically shall be granted RSUs on such date having a Value of $265,000 (the “Annual Grant”), rounded up to the nearest whole share.

A new non-employee director who joins other than at an ASM (on the first eligible grant date following their appointment to the Board) is granted a pro-rata proportion of an Annual Grant based on the time between their appointment and the next ASM.

The Annual Grant vests in full on the earlier of: (i) the one-year anniversary of the grant date; and (ii) the next ASM, subject to continued service as a director through the applicable vesting date, unless the Committee determines that circumstances warrant continuation of vesting.

All such equity awards become fully vested in the event of a “Sale Event” (as defined in the Company’s Amended and Restated 2015 Share Incentive Plan (the “Equity Plan”)) affecting the Company, in accordance with the terms of the Equity Plan. The RSUs are currently granted under the terms of the Equity Plan.

III.	Expenses

The Company would reimburse all reasonable expenses incurred by non-employee directors in connection with their service on the Board. This would include expenses incurred for attending Board or committee meetings, or the Company may alternatively provide a travel allowance for such purpose. The Company may reimburse reasonable expenses for items which, for tax purposes, would be treated as a taxable benefit, in which case the Company may also pay any such tax on behalf of the non-employee director or provide a tax gross-up. In addition, the Company would provide liability-related insurance and indemnification benefits to non-employee directors.

IV.	Other Matters

In addition to the components of remuneration above, the Company has assumed all of Atlassian UK’s obligations under the Policy prior to the Redomicile and will continue to deliver on any contractual entitlement to remuneration or benefits, and any cash or equity incentive awards, which are held by any current or former non-employee director on the effective date of this Policy. Appropriate disclosure will be made of any remuneration paid (or similar) to a non-employee director pursuant to any such arrangements.

V.	Stock Ownership Requirement

Each non-employee director is required, within four years of their initial election to the Board, to own shares of Class A common stock having an aggregate value of at least $265,000. Compliance with this requirement will be assessed on each July 1 based on the 90-day average closing price of the Company’s Class A common stock ending on the trading day immediately preceding such date.

Only Class A common stock owned in the following forms shall be considered in determining compliance with this requirement: shares held directly by, or in a grantor trust for the benefit of, the non-employee director or their immediately family members; shares owned by a partnership, limited liability company or other entity to the extent of the non-employee directors’ interest therein (or the interest therein of their immediate family members) but only if the non-employee director has or share power to vote or dispose of such stock; and shares underlying vested RSUs that have not yet been settled.

Non-employee directors are subject to this stock ownership requirement for as long as they continue to serve on the Board. Failure to meet this requirement may result in cash retainers being paid in the form of shares of Class A common stock and/or in a restriction being imposed on the non-employee director’s right to sell shares of Class A common stock, as determined by the Committee. The Committee, in its sole discretion, may evaluate whether exceptions to this requirement shall be made in the event of severe financial hardship, a requirement to comply with a court order to transfer shares or as a result of significant stock price fluctuations.

Effective Date: This Policy, as amended and restated, shall take effect on September 30, 2022, the effective date of the Board approving the Company’s assumption and adoption of the Policy and will supersede and replace any policy or prior practice previously maintained by Atlassian UK or any of its affiliates that may have been applicable to the Outside Directors, including, without limitation, the Plc Policy.

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